Filed pursuant to Rule 424(b)(3)

File No.  333-234759

FRANKLIN BSP PRIVATE CREDIT FUND

Class A Shares of Beneficial Interest

Advisor Class Shares of Beneficial Interest

Supplement No. 1, dated September 19, 2025 to the Prospectus and
Statement of Additional Information dated April 28, 2025

This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus (the “Prospectus”) and statement of additional information (“SAI”) of Franklin BSP Private Credit Fund (the “Fund”), each dated April 28, 2025. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and the SAI.

You should carefully consider the “Risk Factors” beginning on page 34 of the Prospectus before you decide to invest.

On September 19, 2025, Benefit Street Partners L.L.C. (the “Adviser”) and the Fund entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Adviser agreed to waive a portion of the Management Fee such that the Management Fee payable by the Fund will equal an annual rate of 0.625% of the Fund’s average daily net asset value from September 20, 2025 until March 31, 2026 (the “Waiver Period”). Without the waiver, the Management Fee payable by the Fund is equal to an annual rate of 1.25% of the Fund’s average daily net asset value. The Adviser may, in its sole discretion and at any time, elect to extend, terminate or modify its temporary waiver upon written notice to the Fund. If the Fee Waiver Agreement is terminated before the end of any month, the Management Fee waiver for the part of the month before such termination shall be prorated. The Fee Waiver Agreement shall terminate automatically in the event of the termination of the Investment Advisory Agreement. The Fee Waiver Agreement shall terminate automatically at the end of the Waiver Period unless extended by the Adviser. The Adviser will not recoup any waived Management Fees under the Fee Waiver Agreement.

Investors Should Retain This Supplement for Future Reference